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                                                              EXHIBIT (A)(1)(IV)

                          BLACK WARRIOR WIRELINE CORP.
                               100 ROSECREST LANE,
                           COLUMBUS, MISSISSIPPI 39701
                               TEL: (662) 329-1047
                               FAX: (662) 329-1089




                                                     November 7, 2005



                           SECOND SUPPLEMENTAL LETTER


Dear Sir or Madam:

         This letter is written to you to provide you with additional information supplementing our letters to you dated October 7, 2005 and October 28, 2005 (which we refer to as our Letters to Note and Warrantholders) and our offer to you to exchange the Warrants you hold for shares of our Common Stock. The information in our Letters to Note and Warrantholders is incorporated by reference into this Supplemental Letter, except that such information is amended and supplemented to the extent specifically provided herein. Certain terms used in this Second Supplemental Letter as defined terms are defined in our Letters to Note and Warrantholders.

         The following captions refer to the captions in our Letter to Note and Warrantholders and the page numbers refer to the pages where those captions appear. The text following these captions amends or supplements the material appearing under the corresponding caption in our Letter to Note and Warrantholders.

         NEITHER THIS SECOND SUPPLEMENTAL LETTER NOR OUR LETTERS TO NOTE AND WARRANTHOLDERS CONSTITUTE AN OFFER OF ANY OF OUR SECURITIES FOR SALE IN OUR PROPOSED UNDERWRITTEN PUBLIC OFFERING.

EXTENSION OF EXCHANGE PERIOD

            On November 7, 2005, we extended the Exchange Period through 6:00 PM Central Time on November 14, 2005, subject to further extension. Unless the Exchange Period is further extended, any acceptances not received on or before 6:00 PM Central Time on November 14, 2005 will be rejected.

            All acceptances of this proposal and tenders of Warrants by the Holder duly and validly made are irrevocable, except that Warrants tendered may be withdrawn prior to the expiration of the extended Exchange Period, and, unless theretofore accepted for exchange as provided in the Letters to Note and Warrantholders, may also be withdrawn after 6:00 PM Central Time on December 5, 2005.

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October 28, 2005
Page 2


            Through 6:00 PM Central Time or November 7, 2005, 15,100,000 Warrants had been tendered in exchange for 5,033,333 shares of Common Stock.

OUR PROPOSED UNDERWRITTEN OFFERING - PAGE 5

         Our management believes, based on our current level of operating results and the current public market valuations of other public company operators in the oil and natural gas well service sector, and assuming the completion of our proposed recapitalization and completion of our proposed underwritten public offering of Common Stock, a public market valuation of our shares of Common Stock of in excess of $0.75 per share is neither unreasonable nor unlikely. Given these conditions, our management presently considers that it is unlikely that we would proceed with an underwritten public offering unless the price per share exceeded $0.75 per share.

         To the extent holders of our convertible notes receive an amount in excess of $0.75 per share from a sale of their Conversion Shares to us, the holders of the Convertible Notes will receive a sum of money in excess of the outstanding principal and accrued interest on their Convertible Notes.


         If you have any questions or should require any additional information, please do not hesitate to call James H. Harrison, a Director of our company, at St. James Capital Corp., (713) 585-3869. Copies of our periodic reports and other schedules and documents we file with the Securities and Exchange Commission can be accessed and reviewed on the website of the Commission at www.sec.gov.


                                       Very truly yours,

                                       Black Warrior Wireline Corp.


                                       By: /s/ William L. Jenkins
                                           --------------------------------
                                             William L. Jenkins, President